UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2011
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer Identification
incorporation)		Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Weatherford announced today that John H. Briscoe has agreed to join the company as Vice President — Chief Accounting Officer. Mr. Briscoe will report to the company’s Chief Financial Officer.
Mr. Briscoe served as Vice President and Controller of Transocean Ltd. from October 2007 to present. He also fulfilled additional roles in internal audit, investor relations and field finance. Prior to joining Transocean in 2005, Mr. Briscoe served as Ferrellgas Inc.’s Vice President of Accounting and served in other senior roles during his eight years with the company. Mr. Briscoe also served as Controller for Latin America for Dresser Industries Inc. Mr. Briscoe started his career with seven years in public accounting beginning with the firm of KPMG and ending with Ernst & Young as an Audit Manager.
It is expected that Mr. Briscoe will assume his role with Weatherford in August, following an orderly transition of his responsibilities with his current employer and will enter into an employment agreement in the same form, and on the same terms, as Weatherford’s other executive officers.
Item 9.01 Exhibits
10.1     Form of Employment Agreement to be entered into between John H. Briscoe and the Company (incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 1-34258) filed April 13, 2010).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
WEATHERFORD INTERNATIONAL LTD.

By:	/s/ ANDREW P. BECNEL
Name:	Andrew P. Becnel
Title:	Senior Vice President and Chief Financial Officer
July 20, 2011